Partners Group Next Generation Infrastructure, LLC

CODE OF ETHICS

A. Legal Requirement

Among other topics, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Code of Ethics Rule”), makes it unlawful for any Manager or officer of Partners Group Next Generation Infrastructure, LLC (the “Fund” ), or of Partners Group (USA) Inc., the Fund’s investment adviser (the “Adviser”), as well as certain other persons, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

B. Definitions

Access Person means:

(i) Any Advisory Person of the Fund or of the Adviser. All Fund Managers and officers are presumed to be Access Persons of the Fund; and

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

NOTE: As used herein, “Fund Access Persons” means the Fund’s Managers and officers and “Adviser Access Persons” means persons who are deemed Access Persons of the Adviser.

Advisory Person means:

(i) Any Manager, officer or employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Board or Board of Managers mean the Board of Managers established pursuant to the Fund’s Limited Liability Company Agreement.

Control has the same meaning as in section 2(a)(9) of the 1940 Act.1

Covered Security means a security as defined in section 2(a)(36) of the 1940 Act2 except that it does not include3:

[1]	Section 2(a)(9) of the 1940 Act defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person. If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon. The Commission, upon its own motion or upon application, may by order revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

[2]	Section 2(a)(36) of the 1940 Act defines “security” as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

[3]	Rule 17j-1(a)(4) of the 1940 Act.

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by open-end investment companies registered under the 1940 Act.

Independent Manager(s) means the Fund’s Managers who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Investment personnel means:

(i) Any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

(ii) Any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Manager means each natural person and any other natural person who, from time to time, pursuant to the terms of the Fund’s Limited Liability Company Agreement serves on the Board of Managers.

Security Held or to be Acquired means: any Covered Security which, within the most recent 15 days:

(i) any Covered Security which, within the most recent 15 days:

(A) is or has been held by the Fund, or

(B) is being or has been considered by the Fund or the Adviser for purchase by the Fund.4

[4]	A “Security Held or to be Acquired by the Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security being or has been considered by the Fund or the Adviser for purchase by the Fund. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

C. Policy

It is the policy of the Fund that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of the Code of Ethics Rule.

D. Procedures

1.	The following are the relevant procedures to provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of the Code of Ethics Rule are being observed:

NOTE: While the Fund’s Chief Compliance Officer is responsible to administer the Fund’s Code of Ethics, he or she does not have access to contemporaneous information with respect to Securities Held or to be Acquired by the Fund. Accordingly, the Fund rely on the Adviser’s Chief Compliance Officer to perform the appropriate review of the Fund’s Access Persons personal securities transactions and holdings as reported by the required personal securities reports described below.

(a)	Initial Holdings Report. Within 10 days of becoming an Access Person, all Access Persons (other than Independent Managers) must submit to the Adviser’s Chief Compliance Officer or Compliance Officer a statement of all Covered Securities (utilizing Exhibit A, Initial and Annual Personal Holdings Report or copies of the brokerage account statements for each of the Access Person’s accounts) in which such Access Person has any direct or indirect beneficial ownership.[5] This statement must be as of a date within 45 days of its submission to the Adviser’s Chief Compliance Officer or Compliance Officer and include (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which Covered Securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new employees of the Adviser or the Fund officers who are Access Persons upon their employment by the Adviser or the Fund.[6]

[5]	“Beneficial ownership” of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should consider yourself the beneficial owner of securities held by a partnership in which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee. You should also consider yourself the beneficial owner of securities if you can vest or re-vest title in yourself, now or in the future. Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

[6]	The Fund does not have “employees.”

(b)	Quarterly Personal Securities Transactions Report. When an account is established by an Access Person (other than Independent Managers) in which any Covered Securities were held during a quarter for the direct or indirect benefit of the Access Person, such Access Person is required to include such account on the Quarterly Personal Securities Transactions Report (utilizing Exhibit B (or a comparable form that includes the requested information), or copies of the brokerage account statements for each of the Access Person’s accounts) to the Adviser’s Chief Compliance Officer or Compliance Officer. All transactions in Covered Securities must be reported within 30 days of the end of the calendar quarter in which the account was opened or the transaction occurred but need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an Automatic Investment Plan[7] on the form attached hereto as Exhibit B (or a comparable form that includes the requested information). Such report must include (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the account was established and (iii) the date the report was submitted by the Access Person. An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in account statements received by the Fund or the Adviser with respect to the Access Person in the time period required above, if all information required to be provided in the quarterly transaction report is contained in the account statements.

[7]	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(c)	Annual Holdings Report. Each Access Person, other than an Independent Manager, shall submit an annual report in the form attached hereto as Exhibit A (or copies of the brokerage statements for each of the Access Person’s accounts) to the Adviser’s Chief Compliance Officer or Compliance Officer, showing as of a date no more than 45 days before the report is submitted (1) all holdings in Covered Securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer or bank with whom the person maintains an account in which Covered Securities are held for the direct or indirect benefit of the Access Person.

(d)	Transactions in Covered Securities. Investment Personnel are prohibited from engaging in any personal securities transaction involving Covered Securities without disclosing such transaction to the Adviser’s Chief Compliance Officer or Compliance Officer in accordance with the Adviser’s personal securities transactions reporting procedures. Furthermore, Investment Personnel are subject to the Adviser’s restricted list and certain pre-clearance requirements that govern personal securities transactions generally, as described in detail in the Adviser’s Code of Ethics.

(e)	Initial Public Offerings and Limited Offerings. In connection with any decision by the Adviser’s Chief Compliance Officer or Compliance Officer to approve transactions by Access Persons acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Adviser’s Chief Compliance Officer or Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Any Access Person receiving approval from the Adviser’s Chief Compliance Officer or Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Fund’s subsequent consideration of an investment in such issuer and any decision by the Fund to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

(f)	Restriction on Trading – Investment Personnel. Each Investment Personnel is prohibited from buying or selling a security at a time that the Fund holds or intends to trade in that security. The Investment Personnel will be required to disgorge to the Fund any profits realized on trades within the proscribed periods.

(g)	Restriction on Trading – Access Persons. All Access Persons who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Fund has a pending “buy” or “sell” order involving the same security until the Fund’s order is executed or withdrawn.

NOTE: In consultation with the Fund’s independent legal counsel, the Fund’s and the Adviser’s Chief Compliance Officers, a determination will be made with respect to whether the Fund’s officers, including the Fund’s Chief Compliance Officer, may overcome the presumption that these officers are deemed Fund Access Persons solely due to their roles as Fund officers. In making such determination, a review of relevant information including, but not limited to, whether (i) the officers have access to the Adviser’s “restricted list” of securities, (ii) the officers have contemporaneous access to the list of Covered Securities under consideration for purchase or sale, (iii) the officers have contemporaneous access to or knowledge of the list of Covered Securities currently being purchased or sold, (iv) the officers generally obtain information of Covered Securities that were purchased or sold after the transaction has been effected, and (v) other relevant considerations. Accordingly, Fund officers are deemed not to be Fund Access Persons solely due to their roles as a Fund officer, and if there is no other rationale for treating such Fund officers as Fund Access Persons, they may contemporaneously transact in securities that the Fund is also transacting provided such Fund officers do not have actual knowledge of the Fund transacting in that security.8

When Fund officers are deemed not to be Fund Access Persons, such officers must nevertheless submit his or her personal securities reports (i.e., initial and annual holdings report and quarterly transaction report) as described herein to the Adviser’s Chief Compliance Officer or Compliance Officer in order that a proper review may be made to ensure that continuation of such determination is warranted.

[8]	Because these Fund officers do not have access to the Adviser’s restricted list and do not have contemporaneous knowledge of Covered Securities being recommended for purchase of sale or are being transacted, such Fund officers are not required to “pre-clear” their personal securities transactions with the Adviser’s Chief Compliance Officer and/or Compliance Officers.

In the event the review detects an appearance of impropriety (e.g., a pattern of “front-running” the Fund’s Covered Securities transactions), the Adviser’s Chief Compliance Officer will promptly advise the Fund’s independent legal counsel and the Fund’s Chief Compliance Officer of the matter in order that further review and consideration may be undertaken. The Fund’s independent legal counsel and the Fund’s Chief Compliance Officer will advise the Managers of their findings as deemed necessary.

(h)	Independent Managers’ Reporting. Each Independent Manager shall not be required to submit the initial and annual holding reports, and quarterly personal transactions reports unless during the quarter the Independent Manager engaged in a transaction in a Covered Security when he or she knew or, in the ordinary course of fulfilling his other official duties as a Manager, should have known that during the 15-day period immediately before or after the date of the transaction, the Fund purchased or sold, or considered for purchase or sale, the security.

(i)	Gifts and Entertainment. All Access Persons are prohibited from receiving a gift or other personal items with a value of more than $100 from any person or entity that does business with or on behalf of the Fund unless such gift is disclosed to the Adviser’s Chief Compliance Officer or Compliance Officer. Except for routine business entertainment (e.g., meals and sporting events) where Fund business is discussed, and provided such entertainment is reasonable in cost (e.g., not exceeding $250 in value) and not so frequent that would call into question its propriety, routine business entertainment may be accepted. In the event the entertainment is anticipated to exceed $250 in value, such entertainment must be pre-cleared in writing by the Adviser’s Chief Compliance Officer or Compliance Officer who will review and approve or deny such request to attend the event. The host of the entertainment must be present otherwise such event would be considered to be a gift. The Adviser’s Chief Compliance Officer or Compliance Officer will, upon request, advise the Fund’s Chief Compliance Officer of any gifts and entertainment for which pre-clearance was sought and/or disclosed by Fund Access Persons.

(j)	Outside Business Activities. Adviser Access Persons must receive authorization from the Adviser’s and the Fund’s respective Chief Compliance Officer prior to serving as a board member of any publicly-traded company. Fund Access Persons must receive authorization from the Fund’s independent legal counsel and the Fund’s and Adviser’s respective Chief Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that such board service would be consistent with the interests of the Fund. Access Persons serving as a board member of a publicly-traded company will be excluded from any investment decisions by the Adviser for the Fund regarding such company.

(k)	Identification of Fund Access Persons. The Fund’s and Adviser’s Chief Compliance Officers shall identify Access Persons who are subject to the Fund’s Code of Ethics (“Fund’s Code”) but not subject to the Adviser’s Code of Ethics (“Adviser’s Code”). The Fund’s and Adviser’s Chief Compliance Officers will notify such Access Persons that they are subject to the Fund’s Code but not the Adviser’s Code and must, in addition to complying with the Fund’s Code, certify annually to the Adviser’s Chief Compliance Officer that they have (i) read and understand the Adviser’s Code and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of the Fund’s Code, and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Fund’s Code. A form of certification is annexed hereto as Exhibit C.

2.	Adviser’s Code of Ethics. The Adviser shall adopt, maintain and enforce a separate Adviser’s Code with respect to its personnel who are Access Persons in compliance with Rule 17j-1, and Rule 204A-1 under the Advisers Act, and shall forward to the Fund’s Chief Compliance Officer copies of the Adviser’s Code, all future amendments and modifications thereto. To the extent any Fund Access Persons are subject to the Adviser’s Code, such Fund Access Person reporting procedures under the Fund’s Code shall not apply to such Access Persons.[9]

3.	The Adviser’s Chief Compliance Officer shall:

(a)	review all reports required to be made by the Fund Access Persons pursuant to the Fund’s Code;

[9]	Such reporting would be duplicative.

(b)	maintain copies of the Adviser’s Code and the names of the persons who are required to report their securities transactions pursuant to the Adviser’s Code;

(c)	receive and review copies of all reports to be made under the Adviser’s Code;

(d)	submit to the Fund’s Board at its regularly scheduled quarterly meeting a written certification of compliance or non-compliance of the Adviser’s Code; and

(e)	promptly investigate any non-compliance issues and submit periodic status reports with respect to each such investigation to the Fund’s Board and Chief Compliance Officer.

4.	Board Oversight. The Board shall oversee the operation of the Adviser’s Code and review with the Chief Compliance Officer, the Fund’s independent legal counsel and, if appropriate, representatives of the Adviser, the reports provided to it and possible violations of the Fund’s Code and Adviser’s Code. The Board will also review sanctions deemed appropriate by the Fund’s and Adviser’s Chief Compliance Officers with respect to violations of the Fund’s Code or Adviser’s Code.

5.	Board Approval. The Board, including a majority of the Independent Managers, shall review and approve the Fund’s and Adviser’s respective Codes, including material changes to the Fund’s Code and Adviser’s Code no later than six months after adoption of such changes.

6.	Recordkeeping. The Fund’s Code and any prior versions that has been in effect during the past five years, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Adviser’s Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities as required, a record of any Adviser’s Code violation and any action taken as a result of the violation must be preserved with the Fund’s records and by the Adviser or an affiliate of the Adviser for the period and in the manner required by Rule 17j-1.

Approved: November 2, 2023

EXHIBIT A

INITIAL AND ANNUAL PERSONAL HOLDINGS REPORT*

Date of Report:

To:	Chief Compliance Officer, Partners Group (USA) Inc.

From:

As of [date], I had a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940:

Name of Security	Number of Shares	Principal Amount($)

As of [date], I maintained accounts with the Brokers, Dealers or Banks listed below in which Securities were held for my direct or indirect benefit:

Signature:

Approved By:

*	Information must be current as of a date no more than 45 days before this report is submitted.

EXHIBIT B

QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report:

To: Chief Compliance Officer, Partners Group (USA) Inc.

For the Calendar Quarter Ended:

From:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Partners Group Next Generation Infrastructure, LLC:

Security	Date of Transaction	Number of Shares	Principal Amount	Interest Rate and Maturity Date (if applicable)	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

During the quarter referred to above, the following new Personal Accounts or Related Accounts were established in which securities and/or futures contracts were held during the quarter for my direct or indirect benefit.

Account Holder’s Name (if different from mine) and their relationship to me	Name and address of the firm at which account is maintained	Account Number	Date Established	Name and telephone number of account representative

Comments:

Signature:

Reviewed By:

EXHIBIT C

ANNUAL CERTIFICATION OF COMPLIANCE

WITH THE CODE OF ETHICS

To: Chief Compliance Officer, Partners Group (USA) Inc.

I certify that:

1.	I have read and understand the Code of Ethics of Partners Group Next Generation Infrastructure, LLC (the “Code”) and recognize that I am subject to its terms and conditions.

2.	During the past year, I have complied with the Code’s procedures.

3.	During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code’s procedures.

Signature

Dated:

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